Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – March 29, 2024

Auburn National Bancorporation, Inc. Elects Two New Directors

AUBURN, Alabama –Auburn National Bancorporation, Inc. (the “Company”) (Nasdaq: AUBN), the parent company of AuburnBank (the “Bank”), announced that Sandra J. Spencer and Michael A. Lawler have been elected effective March 29, 2024 to the Board of Directors for both the Company and the Bank.

“We are delighted to have Ms. Spencer and Mr. Lawler join our team of Directors,” said Robert W. Dumas, Chairman of the Company and the Bank. “They both bring valuable experience to our Board.”

Ms. Spencer is currently retired from Auburn University. Before retiring, Ms. Spencer served as the Director for the Alabama 4-H Youth Development and Conference Center in Columbiana, Alabama from 2000 to 2014. Ms. Spencer received her B.S. in Business Administration from Auburn University and is a member of Chapter A, P.E.O., a philanthropic organization focused on the education and advancement of women. Ms. Spencer is the daughter of E. L. Spencer, Jr., the Company’s former Chairman.

“Ms. Spencer’s extensive experience in hospitality and customer service along with the relationships she has developed in the community and with Auburn University make her uniquely qualified to assist the Company and the Bank with its commitment to meeting the financial needs of the communities we serve,” stated Mr. Dumas.

Mr. Lawler is the founder and Chief Executive Officer of Fullsteam Holdings LLC, a leading payments and software company headquartered in Auburn, Alabama, that was established in 2018. Prior to Fullsteam, Mr. Lawler, served as an executive officer and President of the Strategic Markets Group for Heartland Payment Systems, Inc, (“Heartland”) where he led mergers and acquisitions and established Heartland in several vertical markets by acquiring core business software platforms and leading their growth through continuous product development and payment integration. Mr. Lawler is a graduate of Auburn University, with a B.S. in Computer Engineering and a Masters Degree in Computer Science.

“Mr. Lawler’s background in providing software and payment solutions for a variety of small business industry verticals brings valuable insight and knowledge to the Company and the Bank as the importance of technology in banking continues to accelerate,” stated Mr. Dumas.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $975 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.